UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): January 5, 2012

VIROPHARMA INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	0-021699	23-2789550
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

730 STOCKTON DRIVE, EXTON, PENNSYLVANIA		19341
(Address of Principal Executive Offices)		(Zip Code)

(610) 458-7300

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Compensation

On January 5, 2012, the Compensation Committee (the “Committee”) of the Board of Directors of ViroPharma Incorporated (the “Company”) approved for the Company’s named executive officers (i) annual variable cash bonuses based upon individual and corporate performance during 2011 in accordance with the Company’s Cash Bonus Plan and (ii) annual base salaries for 2012. The approved 2011 variable cash bonuses and 2012 base salaries for the named executive officers (the “Executive Officers”) are as follows:

Name and Position	2011 Salary	2010 Cash Bonus

Vincent Milano Chairman, Chief Executive Officer and President	$645,000	$359,375

Colin Broom VP, Chief Scientific Officer	$395,000	$226,695

Thomas Doyle VP, Strategic Initiatives	$373,000	$221,250

Robert Pietrusko Vice President, Global Regulatory Affairs and Quality	$390,000	$223,125

Charles Rowland Vice President, Chief Financial Officer	$385,000	$219,913

Daniel Soland Vice President, Chief Operating Officer	$484,000	$268,400

2011 Stock Option and Performance Share Unit Awards

On January 5, 2012, the Committee granted options to purchase shares of the Company’s common stock and performance share unit awards to the Executive Officers under the Company’s 2005 Equity Incentive Plan, as amended (the “2005 Plan”).

The stock options (i) have a ten-year term, (ii) have an exercise price equal to the closing price of the Company’s common stock, as reported on NASDAQ, on the date of grant ($28.16), (iii) vest annually over four years commencing upon the first anniversary of the date of grant, and (iv) were otherwise granted on the same standard terms and conditions as other stock options granted pursuant to the 2005 Plan.

The performance share unit awards made to the Executive Officers will be earned and vested and convert into actual shares of the Company’s common stock based on the Company’s attainment of certain performance goals measured over the three-year period beginning January 1, 2012 and ending December 31, 2014 and subject to the Executive

Officer’s continued employment with the Company through that period. The actual number of shares of the Company’s common stock into which the performance share units may convert will be calculated by multiplying the number of performance share units by a performance percentage ranging from 0% to 200% based on the attained level of Company performance as measured in terms of the following three performance goals:

(a) 3-Year Net Sales Cumulative Annual Growth Rate, excluding Vancocin (weighted at 60%);

(b) 3-Year Non-GAAP Net Income as a Percent of Sales (weighted at 30%); and

(c) the Company’s total stockholder return for the three-year performance period relative to the total stockholder return realized by the companies comprising the NASDAQ Biotechnology Index for that period (weighted at 10%).

For purposes of the second criterion, the Company’s GAAP Net Income will be adjusted for specific non-recurring or non-cash items, net of applicable income tax as shown in the Company’s quarterly press release, expressed as a percentage of Net Sales. All of the performance measures will be evaluated based on the average annual results over the 3-year period.

Each of the performance criterion have levels of achievement designated as threshold; target and maximum with 50% of the performance share units vesting if the threshold level is achieved; 100% of the performance share units vesting if the target level is achieved; and 200% of the performance share units vesting if the maximum level is achieved.

The actual number of performance share units earned and vested will be based on the actual performance level achieved at or between each performance level and will be interpolated on a straight line basis for pro-rata achievement of the performance goals, rounded down to the nearest whole number. In the event that the actual performance level achieved does not meet threshold performance (i.e., less than 50%) for the applicable performance measure, then no performance share units will be earned and vested for that performance measure. Threshold level performance may be achieved for one performance measure and not another based on the Company’s actual performance during the three year performance period. The actual number of performance share units earned and vested will be determined by the Committee based on the actual performance level achieved with respect to the applicable performance goals based upon the audited financials for the performance period, subject to the items for which performance goals may be adjusted pursuant to the Plan and factoring in the weighting for each performance measure (as described above).

Notwithstanding the threshold, target and maximum performance goals set forth above, in the event that the Company achieves a pre-specified target of revenue in fiscal year 2014 directly related to Vancocin, as determined by the Committee based on the Company’s audited financial statements, the performance level achieved with respect to the 3-Year Non-GAAP Net Income as a Percent of Sales performance goal will be deemed to be 200%.

Should an Executive Officer’s employment with the Company terminate prior to the completion of the performance period, then his or her performance shares will be forfeited, whether or not the performance goals are met.

The table below summarizes the 2012 option and performance share unit awards for the Executive Officers:

		Performance Share Unit Awards
Name and Title	Stock Option Grant	Minimum Number of Actual Shares That May Be Earned	Target Number of Performance Share Units	Maximum Number of Actual Shares That May Be Earned

Vincent Milano	54,530	0	53,730	107,460

Colin Broom	27,265	0	6,820	13,640

Thomas Doyle	27,265	0	6,820	13,640

Robert Pietrusko	27,265	0	6,820	13,640

Charles Rowland	27,265	0	6,820	13,640

Daniel Soland	36,890	0	9,220	18,440

The Company intends to provide additional information regarding the compensation awarded to the named executive officers in respect of and during the year ended December 31, 2011, in the proxy statement for the Company’s 2012 annual meeting of stockholders, which is expected to be filed with the Securities and Exchange Commission in March 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIROPHARMA INCORPORATED

Date: January 6, 2012	By:	/s/ J. Peter Wolf
J. Peter Wolf
Vice President, General Counsel and Secretary